DMK Pharmaceuticals Corporation 8-K

Exhibit 99.1

DMK Pharmaceuticals Regains Full Rights to Commercialize ZIMHI

Company seeking commercialization partnerships in the United States,

Canada, and Europe to expand revenue generation

SAN DIEGO, Dec. 21, 2023 (GLOBE NEWSWIRE) -- DMK Pharmaceuticals Corporation (Nasdaq: DMK) (“DMK”), a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid overdose and substance use disorders, announces that it has regained the full rights to commercialize ZIMHI® (naloxone) after the termination of an exclusive commercialization and distribution with US WorldMeds, LLC.

DMK is now actively seeking commercialization opportunities for ZIMHI, in the United States, Canada, and Europe, focused on new, near-term revenues. In the United States, first responders are the primary target for ZIMHI, where market data demonstrates significant, unmet demand.

Eboo Versi, M.D., Ph.D., DMK’s CEO commented, “I believe that ZIMHI is the ideal product for first responders because it acts so quickly to get patients breathing again to prevent death or prolonged hospitalization especially when faced with a fentanyl overdose. DMK is excited to engage with partners in the United States and abroad to drive long-term growth through new commercialization pathways. We will continue to execute an ambitious operating plan in the United States and expand our business relationships outside of the United States to maximize benefits to patients and DMK’s stakeholders, providing optimal shareholder value.”

About DMK Pharmaceuticals

DMK Pharmaceuticals is a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid overdose and substance use disorders. DMK’s ZIMHI (naloxone) is FDA approved for the treatment of opioid overdose. DMK is focused on developing novel therapies for opioid use disorder (“OUD”) and other important neuro-based conditions where patients are currently underserved. DMK believes its technologies are at the forefront of endorphin-inspired drug design with its mono, bi-, and tri-functional small molecules that simultaneously modulate critical networks in the nervous system. DMK believes that its library of approximately 750 small molecule neuropeptide analogues and differentiated pipeline can address significant unmet medical needs by integrating with the body’s own efforts to regain balance of disrupted physiology.

DMK’s lead clinical stage product candidate, DPI-125, is being studied as another potential and novel treatment for OUD. DMK also plans to develop the compound for the treatment of moderate to severe pain. DMK’s other development stage product candidates include DPI-221 for bladder-control problems and DPI-289 for severe end-stage Parkinson’s disease. For additional information about DMK Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to anticipated future events or future results of operations, including, but not limited to, statements concerning (i) the ability of the Company to raise additional funds required to sustain the Company’s ongoing operations and fund the anticipated development activities regarding DPI-125, (ii) whether, if successfully developed, DPI-125 will receive a more favorable drug scheduling or be a more patient friendly treatment, (iii) the potential benefits of DPI-125 if successfully developed, and (iv) our ability to increase sales of our commercial products. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. These statements also assume that the Company will have or be able to obtain sufficient funding to support the activities described in this press release, continue the Company’s operations and satisfy the Company’s liabilities and obligations in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. The Company will require additional funds to sustain operations, satisfy our obligations and liabilities, and fund its ongoing operations. There are no assurances that required funding will be available at all or will be available in sufficient amounts. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations. If we cannot continue as a viable entity, we might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in DMK’s filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, which the Company strongly urges you to read and consider, all of which are available free of charge on the SEC’s website at http://www.sec.gov.

Investor and Media Contact:

investors@dmkpharma.com

Source: DMK Pharmaceuticals Corporation